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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

SIMON COMPLETES MERGER WITH CORPORATE PROPERTY INVESTORS

     INDIANAPOLIS, INDIANA September 24, 1998 -- Simon Property Group, Inc. (NYSE: SPG) announced today the completion of its merger with Corporate Property Investors, Inc. ("CPI"). The Company's stock will continue to trade under the existing SPG ticker symbol.

     "We are extremely pleased to complete our acquisition of CPI," said David Simon, SPG Chief Executive Officer. "The CPI portfolio of high-quality, market dominant regional malls, coupled with the existing SPG assets and management team, creates a retail real estate powerhouse and the unquestioned industry leader."

     Simon Property Group, headquartered in Indianapolis, Indiana, is a self-administered and self-managed real estate investment trust which, through its subsidiary partnerships, is engaged primarily in the ownership, development, management, leasing, acquisition and expansion of income-producing properties, primarily regional malls and community shopping centers. It currently owns or has an interest in 241 properties containing an aggregate of 165 million square feet of gross leasable area in 35 states. Together with its affiliated management company, SPG owns or manages approximately 180 million square feet of gross leasable area in retail and mixed-use properties. SPG is the largest publicly traded retail real estate company in North America as measured by
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market capitalization.

     Additional SPG information is available on the Company's website at www.simon.com.

     /CONTACT: Investors, Shelly Doran, 317-685-7330, or Media, Billie Scott, 317-263-7148, both of Simon Property Group/

     /Web site: http://www.simon.com/